Exhibit 10.33
EMPLOYMENT AGREEMENT
(As amended and restated effective as of July 31, 2009)
     This Amended and Restated Employment Agreement (the “Agreement”) is effective as of July 31, 2009 (the Effective Date”) by and between ODYSSEY RE HOLDINGS CORP. (“Employer”), a holding company, incorporated in the State of Delaware, that owns all of the shares of the entities comprising the group of reinsurance and insurance companies constituted by Odyssey America Reinsurance Corporation and its subsidiaries, and Richard Scott Donovan (“Executive”).
WITNESSETH
     WHEREAS, Executive is the Chief Financial Officer of the Employer;
     WHEREAS, Executive entered into the Agreement effective as of August 15, 2006; and
     WHEREAS, the parties desire to amend and restate the Agreement as of the date hereof so as to contain the terms and conditions set forth below and to govern the employment of Executive in the capacity described in the first recital above.
NOW THEREFORE, IT IS AGREED AS FOLLOWS:

ARTICLE I
EMPLOYMENT AND DUTIES; COMPENSATION
Section 1:   Duties.
     During the term of this Agreement, Executive shall be employed by and shall serve Employer in the capacity of Executive Vice President and Chief Financial Officer, and shall be employed by and/or shall serve such subsidiaries of Employer in such capacities as Employer shall from time to time designate and as are consistent with Executive’s position as Executive Vice President and Chief Financial Officer of Employer. Executive shall devote substantially all of his business time to the business and affairs of Employer and shall use his best efforts, skills, and energy to promote Employer’s interests, provided that it shall not be a violation of the foregoing for Executive to act or serve as a director, trustee or committee member of any civic or charitable organization, as long as such activities are disclosed to Employer and Employer, in the exercise of its reasonable judgment, agrees that such activities do not present any conflict of interest with the Employer.
Section 2:   Term of Employment.
     The term of employment, hereunder, of Executive by Employer commenced as of August 15, 2006 (the “Commencement Date”) and shall continue until August 15, 2012 (the “Term”). At any time prior to the expiration of the Term, Employer and Executive may, by mutual written agreement, extend Executive’s employment under the terms of this Agreement for such additional periods as they may agree.

Section 3:   Salary, Benefits and Additional Compensation.
     As compensation and consideration for the performance by Executive of his duties and responsibilities pursuant to this Agreement, Employer agrees to pay, and/or to cause one or more of its subsidiaries to pay Executive, and Executive agrees to accept the following amounts and benefits (all Dollar amounts referred to herein are in United States Dollars):
(a)   Base Salary:
     During the term hereof, Executive shall receive an annual base salary (“Base Salary”) of Six Hundred Thousand Dollars ($600,000), as it may be increased from time to time at the discretion of the Employer’s Board of Directors (the “Board of Directors”), upon advice and consent of the Compensation Committee of the Board of Directors (the “Compensation Committee”), pro rated for any calendar year within the Term for which employment does not extend for the entire calendar year. The Base Salary shall be paid to Executive in equal bi-weekly installments.
(b)   Bonus Pool:
     Executive shall participate in the bonus pool (the “Bonus Pool”) created with respect to each accident underwriting year, consisting of that portion of the underwriting profit for such year designated by the Board of Directors, and the Board of Directors shall establish performance criteria upon which Executive’s bonus shall be determined. During Executive’s employment under this Agreement, Executive shall be eligible to receive a target bonus of 100% of Base Salary, although it is agreed that actual bonus awards may exceed, match or be less than the target bonus, as Executive’s performance or Employer’s performance warrant. The form of payment and other terms and conditions of such bonus shall be determined by Employer, upon advice and consent of the Compensation Committee. Notwithstanding the foregoing, to the extent Executive is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the annual bonus may be implemented and administered in a manner intended to insure the treatment of such bonus as “performance-based compensation” within the meaning of Section 162(m) of the Code (including, without limitation, by having the relevant performance goals established by the Compensation Committee of the Board of Directors and having the Compensation Committee certify the achievement of such goals before the annual bonus is paid).
     Bonuses will be paid on or about March 15 of the year following the related accident underwriting year (and in no event later than April 15 of the year following the related accident underwriting year).
(c)   Restricted Stock Grant:
     (i)   As consideration for entering into this Agreement, Executive shall receive an award of that number of restricted shares (the “Restricted Shares”) of Employer, consisting of its Common Stock, par value $.01 per share, which when multiplied by the simple average of the closing prices of such common stock on the New York Stock Exchange on the twenty (20) business days next preceding July 31, 2009, yields the aggregate sum of One Million Dollars ($1,000,000), and, subject to subparagraphs (ii) and (iii) below, the foregoing grant shall be subject to the terms of Employer’s Restricted Share Plan (the “Restricted Share Plan”). Executive shall become vested in the shares granted pursuant to the foregoing sentence, and all restrictions shall lapse, on August 15, 2012.

     (ii)   An award document evidencing the foregoing Restricted Share grant (the “Award Document”) shall be provided to Executive by Employer within 30 days of the date of execution hereof. The Award Document shall provide that (a) upon Executive’s Termination of Employment as a result of death, disability, reaching retirement age, Change in Control (as defined in Article II, Section 7 below), termination by Executive as a result of a Constructive Termination (as defined in Article II, Section 4 below), or termination by Employer for reasons other than For Cause (as defined in Article II, Section 3 below) the restricted period applicable to any Restricted Shares granted to Executive thereunder (an “Award”) shall terminate and Executive shall become fully vested in such Award; and (b) if the stock of Employer at any time during the restricted period ceases to be publicly traded, then Executive shall have the option to receive a cash payment, payable by Employer within ten (10) days following written notice from Executive no later than thirty (30) days following the delisting of Employer stock from the exchange, equal to the number of shares of Restricted Stock of Employer granted under the Award Document and held by Executive as of the delisting of the stock times the greater of (i) the share price of Employer stock as of the close of business forty-five (45) trading days prior to its delisting and (ii) the average share price of Employer stock (based on end of business day values) over the forty-five (45) trading day period prior to delisting. To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Code, the excess amount shall be paid the earlier of (A) six (6) months following termination of employment, or (B) death. The foregoing subparagraph (b) shall not apply if the stock of Employer ceases to be publicly traded as a result of Employer having made a general assignment for the benefit of creditors, been adjudicated as bankrupt or insolvent, or having filed a voluntary petition in bankruptcy, a petition or answer seeking an arrangement with creditors or to take advantage of any insolvency law or having filed an answer admitting the material allegations of a petition filed against Employer in bankruptcy.
     (iii)   Employer will take whatever action necessary, including, without limitation, amendment of the Restricted Share Plan, to ensure that the issuance of Restricted Shares by Employer to Executive pursuant to the Award Document does not exceed the maximum number of shares available for such purpose.
(d)   Previously Awarded Restricted Stock:
     As consideration for entering Executive’s employment with Employer, effective as of August 15, 2006, Executive was granted 36,621 Restricted Shares (the “2006 Award”) of Employer’s common stock pursuant to Employer’s Restricted Share Plan. Pursuant to the terms of the grant, the 2006 Award was originally scheduled to vest with respect to twenty percent (20%) of the Restricted Shares on August 15, 2007, and on each anniversary thereafter with respect to an additional twenty percent (20%), such that on August 15, 2011, all restrictions would have lapsed on the 36,621 Restricted Shares comprising the 2006 Award. Upon the execution of this Agreement, the remaining 21,972 outstanding and unvested Employer Restricted Shares granted to Executive under the 2006 Award shall fully vest and all restrictions shall lapse.

(e)   Living Allowance:
     (i)   During the term of this Agreement, for such time as Executive’s principal residence is in the State of Texas, Executive shall be entitled to a bi-weekly living allowance (“Living Allowance”) of $3,000. Each bi-weekly payment of the Living Allowance shall be “grossed up” such that after all federal, state, local and other withholdings and similar taxes and payments required by applicable law have been deducted, Executive will receive the amount stated in the previous sentence. This Section 3(e)(i) shall no longer apply upon Executive’s relocation as described in Section 3(e)(ii) below.
     (ii)   In the event that Executive relocates his principal residence to the New York Metropolitan Area, Executive shall be eligible to participate in such benefits and perquisites as are now generally available to executive officers of Employer that transfer from an affiliate company, including, without limitation, the prompt payment, or reimbursement to Executive upon presentation of appropriate substantiation, the following relocation expenses: (a) packing, moving, storage and travel expenses reasonably incurred by Executive in connection with moving Executive, Executive’s immediate family, and their possessions; (b) home sale and purchase closing costs, including loan origination fees, brokers’ fees and commissions, home appraisal and inspection fees, title costs, attorney and escrow office fees, recording fees, and state and local recording, transfer and real property gains taxes, etc., reasonably incurred by Executive in connection with Executive and Executive’s family moving from their residence; and (c) such other expenses reasonably related to Executive’s move.

(f)   Additional Benefits:
     During the term of this Agreement, Executive shall be entitled to the following fringe benefits:
     (i)   Executive Benefits: Executive shall be eligible to participate in such benefits and perquisites as are now generally available or later made generally available to executive officers of Employer or its subsidiaries.
     (ii)   Vacation: Executive shall be entitled to vacation time consistent with his position as Executive Vice President and Chief Financial Officer of Employer.
     (iii)   Life Insurance: Executive shall be eligible to participate in any life insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.
     (iv)   Disability Insurance: Executive shall be eligible to participate in any disability insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.
     (v)   Reimbursement for Expenses: Employer shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with his duties under this Agreement, consistent with Employer’s Travel and Entertainment Policy.
     (vi)   Reimbursement of Attorney’s Fees: Employer shall pay all reasonable attorney’s fees and disbursements incurred by Executive in drafting and negotiating this Agreement; payment shall be made either to Executive upon submission of paid invoices for such legal work or directly to the Attorney chosen by Executive.

     (vii)   Retirement Plans and Related Arrangements: Executive shall continue to participate in all retirement plans and arrangements made available to Employer’s executives, and for purposes of all such plans and arrangements, Employer shall credit Executive’s vesting service with Employer and any of its affiliates, including its majority stockholder, Fairfax Financial Holdings Limited (“Fairfax”) and its subsidiaries, since April 15, 1999.
ARTICLE II
TERMINATION OF EMPLOYMENT
     Subject to Section 8 of this Article II, Employer shall provide Executive with the following payments and benefits upon termination of employment:
Section 1:   Termination Due to Death.
     The employment of Executive under this Agreement shall terminate upon Executive’s death. In the event of Executive’s death during Executive’s employment hereunder, the estate or other legal representative of Executive shall be entitled to receive the following:
(a)   Base Salary:
     Employer shall pay to Executive’s estate or other legal representative of Executive, Executive’s Base Salary and Living Allowance, if then applicable, for the period ending one year following the month in which Executive dies. Such an amount and all other amounts payable under this Section 1 of Article II shall be paid by Employer in a lump sum within thirty (30) days of the date of death, provided, however, that the amounts due with respect to the Bonus Pool shall be paid when such amounts would ordinarily be paid.

(b)   Payment from Bonus Pool:
     Employer shall pay to the estate or other legal representative of Executive, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the death of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which the death of Executive occurs.
(c)   Restricted Stock:
     Upon the death of Executive, the restricted period with respect to all Restricted Stock previously awarded to Executive including, without limitation, Restricted Stock of Employer awarded pursuant to this Agreement, shall terminate and the Executive’s estate or other legal representative shall become fully vested in all Restricted Stock previously awarded to Executive. In addition, upon the death of Executive, all other equity awards, if any, shall vest (and, with respect to stock options and stock appreciation rights, if any, shall become fully exercisable).
Section 2:   Termination by Reason of Disability.
     If, during the term of this Agreement, Executive, in the judgment of the Board of Directors, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than (i) six (6) consecutive months or (ii) one hundred eighty three (183) days in any consecutive three hundred sixty-five (365) day period, Employer shall have the right to commence process to terminate Executive’s employment under this Agreement on account of disability. Employer shall send written notice to Executive of (x) its intention to commence such process, (y) a medical doctor chosen by Employer to make the determination referred to in the next sentence, and (z) Executive’s right within ten (10) days of receipt of the notice to choose a second medical doctor to make such determination. Termination for disability shall be based on a determination that Executive is either unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer. Executive shall fully cooperate in this process, including by making himself available for and consenting to all examinations and tests required by any doctor making the aforesaid determination. The aforesaid determination shall be made by the medical doctor chosen by Executive, if Executive exercises his foregoing right to choose a doctor, and the medical doctor chosen by Employer. If the determination is being made by two medical doctors and they cannot agree within fifteen (15) days of their both being chosen, they shall as soon as reasonably possible select a third medical doctor to make the determination, who shall make the determination within fifteen (15) days of being chosen. The determination made by the foregoing process shall be conclusive. In the event the Executive’s employment is terminated on account of disability, Executive’s rights to compensation and benefits shall be as follows:

(a)   Base Salary:
     Executive shall be paid his pro rated Base Salary, as determined in accordance with the terms of Section 3(a) of Article I for a period of no less than one year, less any benefits paid to him under disability insurance policies maintained by Employer, until his termination on account of disability.
(b)   Payment from Bonus Pool:
     Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination due to disability of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which termination due to the disability of Executive occurs.
(c)   Restricted Stock:
     The restricted period with respect to all Restricted Stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement. In addition, all other equity awards shall vest (and, with respect to stock options and stock appreciation rights, if any, shall become fully exercisable).
(d)   Living Allowance:
     Executive shall be paid his pro rated Living Allowance, as determined in accordance with the terms of Section 3(e) of Article I, until his termination on account of disability.

Section 3:   Termination for Cause.
     “Termination for Cause” shall mean termination by Employer of Executive’s employment by Employer by reason of:
     (i)   a willful failure by Executive in bad faith to substantially perform his duties with Employer resulting in material harm to Employer; or
     (ii)   Executive’s conviction of a felony involving moral turpitude.
     Executive must be given written notice that Employer intends to terminate Executive’s employment for Cause. Such written notice shall specify the particular act or failure to act constituting the basis of the intention to so terminate employment. In the case of a Termination for Cause under clause (i) above, Executive shall be given the opportunity, within twenty (20) days of the receipt of such notice, to meet with the Board of Directors to refute or explain such act or failure to act. If such act or failure to act is reasonably determined by the Board of Directors to be in violation of Section 3, clause (i), Executive shall be given ten (10) days after such meeting to correct such act or failure to act, and upon failure of Executive within such ten (10) day period to correct such act or failure to act to the reasonable satisfaction of the Board of Directors, Executive’s employment by Employer shall be terminated. In the case of Termination for Cause under (ii) above, Executive’s employment shall be terminated as of the date such notice is given.
     In the event the Board of Directors shall terminate Executive’s employment for Cause, Executive shall be entitled to receive the following:
(a)   Base Salary and Living Allowance:

     Within thirty (30) days of the date of Executive’s Termination for Cause, Executive shall be paid his pro rated Base Salary, as determined in accordance with the terms of Section 3(a) of Article I, and his Living Allowance, if applicable, as determined in accordance with the terms of Article I, Section 3(e), through the date of termination of employment.
(b)   Payment from Bonus Pool:
     Executive shall forfeit all rights to payments from the Bonus Pool.
Section 4:   Termination without Cause; Constructive Termination.
     Notwithstanding anything in this Agreement to the contrary, Executive’s employment hereunder may be terminated by Employer without Cause, and Executive may terminate his employment hereunder in the case of a Constructive Termination as defined in this Section 4, provided, however, that in the event that Executive’s employment is terminated in accordance with the terms of this Section 4, Executive shall be entitled to receive the following:
(a)   Base Salary and Living Allowance:
     Within thirty (30) days of his termination of employment, Employer shall pay to Executive a lump sum payment equal to:
     (i)   his Base Salary, as determined in accordance with the terms of Section 3(a) of Article I, for the month in which termination occurs, and for the period incepting the first day of the month immediately following the month in which termination occurs to the end of the Term, or any extension thereto, inclusive (but in no event for less than one (1) year); and

     (ii)   his Living Allowance, if then applicable, as determined in accordance with the terms of Section 3(e) of Article I, through the date of termination of employment (or, if longer, the end of the lease term for his temporary living quarters in the New York Metropolitan area; provided, however, that Executive shall use reasonable efforts to sublease the premises or assign the lease agreement, and in such event the Living Allowance shall not be paid to the extent Executive’s obligations under the lease are relieved).
(b)   Payment from Bonus Pool:
     Employer shall pay to Executive, within thirty (30) days following termination of employment, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination of employment of Executive occurs and (ii) the pro-rated bonus determined under the Bonus Pool with respect to the year in which termination of employment of Executive occurs.
(c)   Restricted Stock:
     (i)   The restricted period applicable to all Restricted Stock previously awarded to Executive shall terminate and the Executive shall become fully vested in all Restricted Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement. Executive shall, upon such termination, have the option to take cash in lieu of Restricted Stock with respect to all, or any portion, of the shares of Restricted Stock that vest as a result of this subparagraph, based on a share price for such Restricted Stock that is the greater of (a) the share price of Employer stock as of the close of business on the business day next preceding the date of termination of employment and (b) the share price of Employer stock ten (10) business days prior to the date determined under paragraph (a) above (or the closing price of the next preceding business day, if such date does not fall on a business day). To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Code, the excess amount shall be paid the earlier of (A) six (6) months following termination of employment or (B) death. In addition, all other equity awards shall vest (and, with respect to stock options and stock appreciation rights, if any, shall become fully exercisable).
     (ii)   Executive shall give Employer written notice within ten (10) business days following termination of employment under this Section 4 specifying the number of shares of Restricted Stock with respect to which Executive has elected to take cash in lieu of shares of Restricted Stock. Employer shall within thirty (30) days of receipt of such notice deliver to Executive a check in payment of the value of the shares of Restricted Stock as determined in the immediately preceding sentence and share certificates evidencing the remaining shares of Restricted Stock that have vested as a result of termination of employment under this Section 4 and with respect to which Executive has not exercised his election to take cash in lieu of shares.
(d)   Health Coverage.
     Executive’s medical and dental coverage shall cease upon the termination of the Executive’s employment. In the event of such termination in accordance with the terms of this Section 4, Employer shall provide Executive with notice and enrollment materials confirming Executive’s right to continue medical and dental insurance coverage to the extent permitted under COBRA; provided, however, that Executive shall only be required to pay the premiums charged to similarly-situated active employees during the entire COBRA continuation period, and Employer shall pay the remaining cost of coverage.
     For purposes of this Agreement, “Constructive Termination” shall mean the termination of employment by Executive following written notice to Employer for any of the following reasons:
     (i)   without Executive’s express written consent, the loss of Executive’s position described in Article I, Section 1 or a material alteration in Executive’s position or responsibility as so described;
     (ii)   without Executive’s express written consent, a breach by Employer of any of its material obligations set forth in this Agreement;
     (iii)   any failure by a successor to Employer to assume Employer’s obligations under this Agreement, either expressly or by operation of law, or, if Employer sells all or substantially all of its assets, or as a result of a sale by Employer’s majority stockholder, Fairfax of all of its holdings of Employer or a controlling interest in Employer, and in either case, as a result thereof, any failure by the purchaser to assume Employer’s obligations under this Agreement; or
     (iv)   without Executive’s express written consent, relocation of Executive’s work situs to a location that is not in the New York Metropolitan area.
     Executive must give written notice to Employer within ninety (90) days following the initial existence of one or more of the reasons listed above if Executive intends to terminate Executive’s employment because of the occurrence of one of the circumstances constituting Constructive Termination under this Section 4. Such written notice shall specify the particular act or failure to act constituting the basis of Executive’s claim that Constructive Termination has occurred. Employer shall be given the opportunity, within thirty (30) days of the receipt of such notice, to fully cure any such act or failure to act.
     Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Employer, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, or (B) death. If any payment is delayed pursuant to the above sentence, the first payment after such delay expires shall include all amounts not previously paid as a result of such delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel. The provisions of this paragraph shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

Section 5:   Non-Extension of Employment.
     Employer shall provide Executive written notice (“Notice”) of its intention not to extend Executive’s employment under the terms of this Agreement (“Non-Extension of Employment”) at least ninety (90) days prior to the end of the Term, and in such event, Executive’s employment with Employer shall terminate upon the completion of the final day of the Term. In the event of Non-Extension of Employment in accordance with the terms of this Section 5, Executive shall be entitled to receive the following:(a) Base Salary; Health Coverage:
     Employer shall continue to pay Executive the Base Salary (at the rate in effect at the end of the Term) for twelve (12) months following Executive’s termination of employment at such intervals as the same would have been paid to Executive had Executive remained in the active service of Employer. Executive’s medical and dental coverage shall cease upon the termination of Executive’s employment. In the event of such termination in accordance with the terms of this Section 5, Employer shall provide Executive with notice and enrollment materials confirming Executive’s right to continue medical and dental insurance coverage to the extent permitted under COBRA; provided, however, that Executive shall only be required to pay the premiums charged to similarly-situated active employees during the entire COBRA continuation period, and Employer shall pay the remainder of the cost of coverage.
(b)   Payment from Bonus Pool:
     Employer shall pay to Executive, thirty (30) days following the end of the Term, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which Non-Extension of Employment occurs and (ii) the pro- rated bonus payable with respect to the year in which Non-Extension of Employment occurs.

(c)   Restricted Stock:
     (i)   The restricted period applicable to all Restricted Stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement. Executive shall, upon such termination, have the option to take cash in lieu of Restricted Stock with respect to all, or any portion, of the shares of Restricted Stock that vest as a result of this subparagraph, based on a share price for such stock which is the greater of (a) the share price of Employer as of the close of business on the business day next preceding the date of termination of employment and (b) the share price ten (10) business days prior to the date determined under paragraph (a) above (or the closing price of the next preceding business day, if such date does not fall on a business day). To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Code, the excess amount shall be paid the earlier of (A) six (6) months following termination of employment, or (B) death. In addition, all other equity awards, if any, shall vest (and, with respect to stock options and stock appreciation rights, shall become fully exercisable).
     (ii)   Executive shall give Employer written notice within ten (10) business days following termination of employment under this Section 5 specifying the number of shares of Restricted Stock with respect to which Executive has elected to take cash in lieu of shares of Restricted Stock. Employer shall within thirty (30) days of receipt of such notice deliver to Executive a check in payment of the value of the shares of Restricted Stock as determined in the immediately preceding subsection and share certificates evidencing the remaining shares of Restricted Stock that have vested as a result of termination of employment under this Section 5 and with respect to which Executive has not exercised his election to take cash in lieu of shares.
     Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with Employer, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after Employee’s “separation from service” for any reason or (B) death. If any payment is delayed pursuant to the above sentence, the first payment after such delay expires shall include all amounts not previously paid as a result of such delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel. The provisions of this paragraph shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

     For the avoidance of doubt, this Section 5 shall not apply to the extent Section 4 above is applicable.
Section 6:   Voluntary Termination.
     Executive may terminate his employment under this Agreement voluntarily by giving no less than sixty (60) days written notice to Employer of his intention to voluntarily terminate his employment with Employer. “Voluntary Termination” shall mean termination by Executive of Executive’s employment by Employer other than (i) Constructive Termination as described in Section 4, (ii) “Termination Upon a Change in Control,” as described in Section 7, or (iii) termination by reason of Executive’s death or disability as described in Sections 1 and 2.
     In the event that Executive’s employment is voluntarily terminated by Executive, Executive’s rights to compensation and benefits shall be identical to those to which he would be entitled had he been Terminated for Cause, except that Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the Voluntary Termination of Executive occurs and (ii) the prorated bonus payable with respect to the year in which termination of Executive occurs.
Section 7:   Termination Upon a Change of Control.
     “Termination Upon a Change in Control” shall mean the termination of Executive’s employment by Employer or the successor company (otherwise than for Cause as provided in Section 3 of this Article II) or by Executive in a Constructive Termination, in either case within one year following a Change in Control.

     In the event that Executive’s employment is Terminated Upon a Change in Control, Executive’s rights to compensation, Restricted Stock and benefits shall be identical to those to which he would be entitled had he been terminated by Employer other than for Cause pursuant to Section 4, provided, however, that the minimum severance benefit described in Section 4(a)(i) (relating to Base Salary) shall be no less than two (2) years.
     “Change in Control” shall mean (i) the time that Employer or its ultimate parent, Fairfax, first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have, at a time when no other person or group directly or indirectly beneficially owns securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of Employer or Fairfax, acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of outstanding securities of Employer or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities of Employer or Fairfax, unless a majority of the “Continuing Directors” approves the acquisition not later than ten (10) business days after Employer or Fairfax makes that determination, or (ii) the first day on which a majority of the members of Employer’s or Fairfax’s Board of Directors are not “Continuing Directors”, or (iii) the time that the Controlling Shareholder of either Employer or Fairfax no longer is the controlling shareholder, or (iv) the arm’s length sale of a majority interest in Employer by Fairfax, or (v) a sale of substantially all of the assets of Employer or Fairfax. For purposes of (iii) in the preceding sentence, the “Controlling Shareholder” of Fairfax is one or more of V. Prem Watsa, his family, corporations controlled by, or trusts whose beneficiaries are, V. Prem Watsa or his family, the estate of V. Prem Watsa (including the executors and administrators), and any persons to whom shares are distributed or sold upon the death or by the estate of V. Preen Watsa or his family.
     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Employer or Fairfax who (i) was a member of that Board of Directors on the date of this Agreement, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors by the Controlling Shareholder or with the affirmative vote of all, or one less than all, of the Continuing Directors who were members of the Board at the time of such nomination or election.
Section 8:   Release.
     In consideration of the payments and benefits to be provided to the Executive under Sections 2, 4, 5, 6 and 7 of this Agreement, the Executive shall execute and deliver the Employer’s standard waiver and release.
ARTICLE III
MISCELLANEOUS PROVISIONS
Section 1:   Payment Obligations.

     The obligation of Employer to pay Executive the compensation and to make the arrangements provided herein shall be unconditional, and Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control (otherwise than in connection with a Termination for Cause which is ultimately upheld in litigation) shall be brought to enforce or interpret any provision contained herein, Employer, to the extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorney’s fees and disbursements incurred in such litigation.
Section 2:   Confidentiality.
     Executive agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.
Section 3:   Arbitration.
     Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York under the employment arbitration rules of the American Arbitration Association before a single arbitrator of exemplary qualifications and stature, who shall be selected jointly by Employer and Executive, or, if Employer and Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The party that prevails in any arbitration hereunder shall be reimbursed by the other party hereto for any reasonable legal fees and out of pocket expenses directly attributable to such arbitration, and such other party shall bear all expenses of the arbitrator.
Section 4:   Withholdings.
     Unless otherwise provided herein, all compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
Section 5:   Parachute Payments.
     Notwithstanding anything in this Agreement to the contrary, the amount of any payment or benefit to be received by Executive pursuant to this Agreement or otherwise which would be subject to the excise tax imposed by Section 4999 of the Code shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any such payment or benefit received or to be received by Executive (such foregoing payments or benefits referred to collectively as the “Total Payments”), from being subject to such excise tax, but only if and to the extent such reduction will also result in, after taking into account all applicable state and Federal taxes (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Executive (“Tax Counsel”) does not constitute a

“parachute payment” within the meaning of Section 280G(b)(2) of the Code; (b) any reduction in payments or benefits pursuant to this Agreement shall be computed by taking into account, in accordance with Section 280G(b)(4) of the Code, that portion of the Total Payments which is reasonable compensation, within the meaning of Section 280G(b)(4) of the Code, in the opinion of Tax Counsel; (c) the value of any non-cash benefits or of any deferred or accelerated payments or benefits included in the Total Payments shall be determined by a public accounting firm, selected by Executive, in accordance with the principles of Section 280G(d)(3) and (4) of the Code and the Treasury Regulations there; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant hereto, the Employer shall initially make all payments otherwise required to be paid to Executive hereunder, and any amounts so paid which are ultimately determined not to have been payable hereunder (other than as a loan to Executive), either (x) upon mutual agreement of Executive and Employer, or (y) upon Tax Counsel furnishing Executive with its written opinion setting forth the amount of such payments not to have been so payable (other than as a loan to Executive under this Section 5), or (z) in the event a portion of the Total Payments shall be determined by a court or an Internal Revenue Service proceeding to have otherwise been an “excess parachute payment,” to the extent permitted by law, the amount so determined in (x), (y) or (z) shall constitute a loan by Employer to Executive under this Section 5, and Executive shall repay to Employer, within ten (10) business days after the time of such mutual agreement, such opinion is so furnished to Executive, or of such determination, as applicable, the amount of such loan plus interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code for the period from the date of the initial payments to Executive to the date of such repayment by Executive. All fees and expenses of any Tax Counsel or accounting firm selected under this Section 5 shall be borne solely by Employer.

     All fees and expenses of any accounting firm selected under this Section 5 shall be borne solely by Employer.
Section 6:   Indemnification.
     In addition to any rights to indemnification to which Executive is entitled under Employer’s Articles of Incorporation and Bylaws, Employer shall indemnify Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Delaware General Corporation Law and any successor provision thereof and any other applicable corporate law, and shall pay Executive’s expenses in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and any appeal thereof, to the maximum extent permitted under such applicable laws. Employer shall use reasonable efforts to maintain at all times Directors and Officers Coverage comparable to its existing Directors and Officers Coverage, if the same can be obtained at a reasonable cost in comparison to the cost of the then existing coverage, to cover all or a portion of the foregoing liability.
Section 7:   Notices.
     Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, addressed to the Employer at:
     Odyssey Re Holdings Corp.
     300 First Stamford Place
     Stamford, Connecticut 06902

and addressed to Executive at the address on file with Employer or at any other address as either party may, from time to time, designate by notice given in compliance with this Section.
Section 8:   Governing Law.
     This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.
Section 9:   Titles and Captions.
     All sections titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.
Section 10:   Entire Agreement.
     This Agreement contains the entire understanding between the parties, and supersedes any prior understandings and agreements between Executive and Employer and/or any affiliate of Employer respecting the subject matter of this Agreement, including, without limitation, any representations contained within public notices, press releases or regulatory filings previously issued or made by Employer or Fairfax. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and by a representative of the Employer.
Section 11:   Agreement Binding.
     The Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 12:   Computation of Time.
     In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, and if the period ends on a Saturday, Sunday or legal holiday, the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.
Section 13:   Pronouns and Plurals.
     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
Section 14:   Presumption.
     This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.
Section 15:   Further Action.
     The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16:   Parties in Interest.
     Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.
Section 17:   Savings Clause.

     If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
Section 18:   Failure to Enforce and Waiver.
     The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment or any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
Section 19:   Counterparts; Facsimile Signatures.
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile signatures.
Section 20:   Headings.
     The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Section 21:   Section 409A Compliance.
     (i)   Anything in this Agreement to the contrary notwithstanding, any reimbursement payable to Executive pursuant to any provisions of this Agreement, shall be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” subject to Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     (ii)   Anything in this Agreement to the contrary notwithstanding, any payment that is delayed as a result Executive being a “specified employee” as defined in Section 409A of the Code shall commence earlier in the event of Executive’s death prior to the six-month anniversary of the date of Executive’s termination of employment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of
[Remainder of page intentionally left blank]

termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.
Date: August 3, 2009
ODYSSEY RE HOLDINGS CORP.

By:	/s/ Andrew A. Barnard
ANDREW A. BARNARD, CHIEF EXECUTIVE OFFICER

/s/ Richard Scott Donovan
RICHARD SCOTT DONOVAN

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